Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports fourth quarter 2025 results
Reported home closing gross margin of 16.5% and adjusted of 19.3% excluding non-recurring charges

SCOTTSDALE, Ariz., January 28, 2026 - Meritage Homes Corporation (NYSE: MTH), the fifth largest public homebuilder in the U.S., today announced fourth quarter and full year results for the periods ended December 31, 2025.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% Chg	2025	2024	% Chg
Homes closed (units)	3,755	4,044	(7)%	15,026	15,611	(4)%
Home closing revenue	$1,406,449	$1,595,928	(12)%	$5,763,597	$6,341,546	(9)%
Average sales price - closings	$375	$395	(5)%	$384	$406	(5)%
Home orders (units)	3,224	3,304	(2)%	14,650	14,606	—%
Home order value	$1,206,142	$1,320,447	(9)%	$5,726,846	$5,950,708	(4)%
Average sales price - orders	$374	$400	(6)%	$391	$407	(4)%
Ending backlog (units)				1,168	1,544	(24)%
Ending backlog value				$440,562	$629,549	(30)%
Average sales price - backlog				$377	$408	(7)%
Home closing gross margin	16.5%	23.2%	(670) bps	19.7%	24.9%	(520) bps
Earnings before income taxes	$103,133	$221,562	(53)%	$584,600	$1,002,870	(42)%
Net earnings	$84,031	$172,649	(51)%	$453,013	$786,186	(42)%
Diluted EPS	$1.20	$2.36	(49)%	$6.35	$10.72	(41)%

MANAGEMENT COMMENTS
"Despite a challenging economic backdrop, Meritage wrapped up 2025 with full year sales orders of 14,650 homes, consistent with prior year. This performance reflected our push to open new communities and capitalize on our strategy of having readily available inventory in all of our stores. Our strong broker engagement was also a key differentiator, enabling us to achieve a better absorption pace than current broader market trends. We believe our affordable price points and move-in ready homes offer certainty to buyers experiencing concerns about the outlook of their personal finances and a housing market impacted by persistent affordability challenges," said Steven J. Hilton, executive chairman of Meritage Homes. "Even as we anticipate ongoing near-term noise in the market, we expect our 15% year-over-year community count growth in 2025 to position us to continue to capture market share when demand improves."

"Our efficient operating model and cycle times resulted in 3,755 closings this quarter, and with approximately 63% of these deliveries coming from intra-quarter sales, a backlog conversion rate of 221%," added Phillippe Lord, chief executive officer of Meritage Homes.

Mr. Lord continued, "We generated home closing revenue of $1.4 billion this quarter and achieved adjusted home closing gross margin of 19.3%, excluding $38.9 million of non-recurring charges, and adjusted diluted EPS of $1.67, excluding $42.9 million of non-recurring charges. These charges were primarily comprised of terminated land deal walk-away expenses as well as real estate inventory impairments and severance costs. We conducted an in-depth review of our optioned land and elected to terminate certain positions to release capital to top-grade our land portfolio as opportunities become available in the marketplace. In the near-term, we are accelerating share repurchases, consistent with our recent announcement, as we believe this represents the most compelling use of capital given the significant undervaluation of our stock. We have also taken steps to reduce our go-forward overhead costs—an intentional decision in response to broader macro conditions, with a strategic focus on both cost cutting and technological efficiencies for certain back-office functions."

"In balancing disciplined growth with shareholder returns in today's market, we invested $416 million in land acquisition and development while returning $179 million of capital to shareholders through cash dividends and share repurchases during the fourth quarter of 2025. For the full year, total capital returned exceeded $416 million, representing 92% of this year's total earnings. As previously announced, we anticipate $400 million in share repurchases during 2026, assuming no material changes to market conditions," concluded Mr. Lord. "As of December 31, 2025, we had a cash balance of $775 million, no borrowings under our revolving credit facility, and a net debt-to-capital ratio of 16.9%. We increased our book value per share 7% year-over-year."

FOURTH QUARTER RESULTS
•Orders of 3,224 for the fourth quarter of 2025 decreased 2% year-over-year primarily due to 18% lower average absorption pace to 3.2 per month from 3.9 per month which was nearly fully offset by an 18% increase in average communities. Fourth quarter 2025 average sales price ("ASP") on orders of $374,000 was down 6% from the fourth quarter of 2024 primarily due to greater utilization of incentives this year and geographic mix.

•The 12% year-over-year decrease in home closing revenue to $1.4 billion for the fourth quarter of 2025 was the result of 7% lower home closing volume of 3,755 combined with ASP on closings down 5% to $375,000. ASP on closings was primarily impacted by greater utilization of incentives this year and geographic mix.
•Home closing gross margin of 16.5% in the fourth quarter of 2025 was down 670 bps from 23.2% in the fourth quarter of 2024 as a result of non-recurring charges, greater utilization of incentives, higher lot costs, and reduced leverage of fixed costs on lower home closing revenue, all of which were partially offset by savings in direct costs and faster cycle times. Excluding $27.9 million in terminated land deal walk-away charges, $7.8 million of real estate inventory impairments, and $3.2 million in severance costs in the fourth quarter of 2025, compared to $2.8 million in terminated land deal walk-away charges and no impairments or severance costs in the prior year, adjusted home closing gross margin was 19.3% and 23.3% for the fourth quarters of 2025 and 2024, respectively.
•Selling, general and administrative expenses ("SG&A") as a percentage of home closing revenue were 10.6% for the fourth quarter of 2025 compared to 10.8% for the fourth quarter of 2024, primarily due to lower performance-based compensation, which was partially offset by reduced leverage on lower home closing revenue as well as higher external commission rates and technology costs. Fourth quarter 2025 SG&A included $2.4 million of severance costs, with no similar costs in the prior year.
•The fourth quarter effective income tax rate was 18.5% in 2025 compared to 22.1% in 2024. The 2025 tax rate reflected acquired below-market 2025 transferable clean fuel production tax credits, which were partially offset by fewer homes qualifying for energy tax credits under the Inflation Reduction Act, given the new higher construction thresholds required to earn the tax credits this year.
•Net earnings were $84.0 million ($1.20 per diluted share) for the fourth quarter of 2025, a 51% decrease from $172.6 million ($2.36 per diluted share) for the fourth quarter of 2024, mainly resulting from lower home closing revenue and gross profit as well as non-recurring charges. Excluding $27.9 million in terminated land deal walk-away charges, $9.3 million of real estate inventory impairments, and $5.7 million in severance costs in the fourth quarter of 2025, compared to $2.8 million in terminated land deal walk-away charges and no impairments or severance costs in the prior year, adjusted diluted EPS was $1.67 and $2.39 for fourth quarters 2025 and 2024, respectively.

YEAR TO DATE RESULTS
•Total sales orders of 14,650 homes for full year 2025 remained essentially flat year-over-year, primarily reflecting a 9% decline in average absorption pace which was partially offset by a 12% increase in average communities compared to full year 2024. The 4% year-over-year reduction in ASP on orders of $391,000 for 2025 was mainly due to increased utilization of incentives this year.
•Home closing revenue decreased 9% year-over-year for full year 2025 to $5.8 billion, driven by a 5% decrease in ASP on closings to $384,000 and a 4% decline in home closing volume of 15,026. ASP on closings for full year 2025 was primarily impacted by increased utilization of incentives this year.

•Home closing gross margin of 19.7% decreased 520 bps for full year 2025 from 24.9% in the prior year due to inventory-related charges and severance costs, increased utilization of incentives, higher lot costs, and reduced leverage of fixed costs on lower home closing revenue, all of which were partially offset by savings in direct costs and faster cycle times. Excluding $39.4 million in terminated land deal walk-away charges, $16.5 million of real estate inventory impairments, and $4.3 million of severance costs for full year 2025, compared to $6.7 million in terminated land deal walk-away charges and no impairments or severance costs in the prior year, adjusted home closing gross margin was 20.8% and 25.0% for full year 2025 and 2024, respectively.
•Full year 2025 SG&A as a percentage of home closing revenue was 10.7% compared to 10.1% in 2024, primarily as a result of reduced leverage on lower home closing revenue as well as higher external commission rates, maintenance costs related to increased spec inventory, and spend on technology, all of which were partially offset by lower performance-based compensation.
•The effective tax rate for full year 2025 was 22.5%, compared to 21.6% for full year 2024. The higher tax rate in 2025 reflected fewer homes qualifying for energy tax credits, which was partially offset by the acquired below-market 2025 transferable clean fuel production tax credits.
•Net earnings were $453.0 million ($6.35 per diluted share) for full year 2025, a 42% decrease from $786.2 million ($10.72 per diluted share) for full year 2024, primarily reflecting lower home closing revenue and gross margins, as well as higher tax rates. Excluding $39.4 million in terminated land deal walk-away charges, $18.6 million of real estate inventory impairments, and $8.4 million of severance costs for full year 2025, compared to $6.7 million in terminated land deal walk-away charges and no impairments or severance costs in the prior year, adjusted diluted EPS was $7.05 and $10.79 for full year 2025 and 2024, respectively.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at December 31, 2025 totaled $775 million, reflecting $492 million of net proceeds from the issuance of senior notes in the first quarter of 2025. This compared to cash and cash equivalents of $652 million at December 31, 2024.
•Land acquisition and development spend, net of land development reimbursements, totaled $416 million for the fourth quarter of 2025, reflecting intentionally reduced spend based on market conditions. This compared to $689 million in the fourth quarter of 2024. Full year 2025 land acquisition and development spend, net of land development reimbursements, totaled $1.9 billion compared to $2.3 billion in the prior year.
•Approximately 77,600 total lots were owned or controlled as of December 31, 2025, compared to approximately 85,600 lots as of December 31, 2024. Net new lots for the fourth quarter of 2025 totaled approximately (500), which included approximately 3,400 lots that were terminated in the current quarter. Nearly 7,200 lots were terminated in full year 2025.
•Fourth quarter 2025 ending community count of 336 was up 15% compared to prior year and up 1% compared to the third quarter of 2025.

•Debt-to-capital and net debt-to-capital ratios were 26.0% and 16.9%, respectively as of December 31, 2025, compared to 20.6% and 11.7%, respectively as of December 31, 2024.
•The Company declared and paid quarterly cash dividends of $0.43 per share totaling $29 million in the fourth quarter of 2025, up from $0.375 per share totaling $27 million in the fourth quarter of 2024. Full year dividends paid were $121 million and $109 million in 2025 and 2024, respectively.
•The Company repurchased 2,238,534 shares of stock, or 3.2% of shares outstanding at the beginning of the quarter, for $150 million during the fourth quarter. For full year 2025, 4,289,984 shares of stock, or 6.0% of shares outstanding at the beginning of the year, were repurchased for $295 million. As of December 31, 2025, $514 million remained available to repurchase under the program.
•On January 2, 2025, the Company completed a two-for-one stock split (the "Stock Split") of Meritage's common stock in the form of a stock dividend. All share and per share amounts in this press release have been retroactively restated to reflect the Stock Split for the fourth quarter of 2024 and the full year 2024.

GUIDANCE
The Company expects full year 2026 home closing volume and revenue to be consistent with full year 2025 results, assuming no further deterioration from current market conditions.

CONFERENCE CALL
Management will host a conference call to discuss its fourth quarter 2025 results at 8:00 a.m. Mountain Standard Time (10:00 a.m. Eastern Standard Time) on Thursday, January 29, 2026. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-800-445-7795 US toll free or 1-785-424-1699. A replay will be available on the Investor Relations page.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$1,406,449	$1,595,928	$(189,479)	(12)%
Land closing revenue	21,072	17,356	3,716	21%
Total closing revenue	1,427,521	1,613,284	(185,763)	(12)%
Cost of home closings	(1,174,192)	(1,226,114)	51,922	(4)%
Cost of land closings	(21,898)	(14,026)	(7,872)	56%
Total cost of closings	(1,196,090)	(1,240,140)	44,050	(4)%
Home closing gross profit	232,257	369,814	(137,557)	(37)%
Land closing gross (loss)/profit	(826)	3,330	(4,156)	(125)%
Total closing gross profit	231,431	373,144	(141,713)	(38)%
Financial Services:
Revenue	8,235	8,429	(194)	(2)%
Expense	(4,403)	(4,024)	(379)	9%
Earnings from financial services unconsolidated entities and other, net	1,132	2,757	(1,625)	(59)%
Financial services profit	4,964	7,162	(2,198)	(31)%
Commissions and other sales costs	(101,133)	(104,956)	3,823	(4)%
General and administrative expenses	(47,795)	(67,742)	19,947	(29)%
Interest expense	—	—	—	—%
Other income, net	15,666	13,954	1,712	12%
Earnings before income taxes	103,133	221,562	(118,429)	(53)%
Provision for income taxes	(19,102)	(48,913)	29,811	(61)%
Net earnings	$84,031	$172,649	$(88,618)	(51)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.21	$2.39	$(1.18)	(49)%
Weighted average shares outstanding	69,254	72,188	(2,934)	(4)%
Diluted
Earnings per common share	$1.20	$2.36	$(1.16)	(49)%
Weighted average shares outstanding	69,798	73,124	(3,326)	(5)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31,
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$5,763,597	$6,341,546	$(577,949)	(9)%
Land closing revenue	60,838	22,326	38,512	172%
Total closing revenue	5,824,435	6,363,872	(539,437)	(8)%
Cost of home closings	(4,627,405)	(4,761,703)	134,298	(3)%
Cost of land closings	(59,026)	(18,309)	(40,717)	222%
Total cost of closings	(4,686,431)	(4,780,012)	93,581	(2)%
Home closing gross profit	1,136,192	1,579,843	(443,651)	(28)%
Land closing gross profit	1,812	4,017	(2,205)	(55)%
Total closing gross profit	1,138,004	1,583,860	(445,856)	(28)%
Financial Services:
Revenue	33,202	31,163	2,039	7%
Expense	(17,562)	(14,657)	(2,905)	20%
Earnings/(loss) from financial services unconsolidated entities and other, net	2,978	(2,096)	5,074	242%
Financial services profit	18,618	14,410	4,208	29%
Commissions and other sales costs	(404,405)	(409,069)	4,664	(1)%
General and administrative expenses	(211,762)	(230,856)	19,094	(8)%
Interest expense	—	—	—	—%
Other income, net	44,145	45,156	(1,011)	(2)%
Loss on early extinguishment of debt	—	(631)	631	(100)%
Earnings before income taxes	584,600	1,002,870	(418,270)	(42)%
Provision for income taxes	(131,587)	(216,684)	85,097	(39)%
Net earnings	$453,013	$786,186	$(333,173)	(42)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$6.40	$10.85	$(4.45)	(41)%
Weighted average shares outstanding	70,819	72,476	(1,657)	(2)%
Diluted
Earnings per common share	$6.35	$10.72	$(4.37)	(41)%
Weighted average shares outstanding	71,348	73,332	(1,984)	(3)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$775,157	$651,555
Other receivables	306,956	256,282
Real estate (1)	5,987,120	5,728,775
Deposits on real estate under option or contract	174,170	192,405
Investments in unconsolidated entities	57,268	28,735
Property and equipment, net	46,647	47,285
Deferred tax assets, net	53,293	54,524
Prepaids, other assets and goodwill	221,676	203,093
Total assets	$7,622,287	$7,162,654
Liabilities:
Accounts payable	$200,679	$212,477
Accrued liabilities	387,698	452,213
Home sale deposits	9,213	20,513
Loans payable and other borrowings	24,328	29,343
Senior and convertible senior notes, net	1,804,726	1,306,535
Total liabilities	2,426,644	2,021,081
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 68,168,923 and 71,921,972 shares issued and outstanding at December 31, 2025 and 2024, respectively (1)	682	360
Additional paid-in capital	—	143,036
Retained earnings	5,194,961	4,998,177
Total stockholders’ equity	5,195,643	5,141,573
Total liabilities and stockholders’ equity	$7,622,287	$7,162,654
(1) Real estate – Allocated costs:
Homes completed and under construction	2,069,548	$2,375,639
Finished home sites and home sites under development	3,917,572	3,353,136
Total real estate	$5,987,120	$5,728,775
(1) Share amounts have been retroactively adjusted to reflect the 2-for-1 stock split that was effective on January 2, 2025.

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net earnings	$453,013	$786,186
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	25,285	25,959
Real estate-related impairments	18,118	—
Write-off of terminated land deals	39,382	6,702
Stock-based compensation	19,683	25,809
Loss on early extinguishment of debt	—	631
Equity in earnings from unconsolidated entities	(3,973)	(9,225)
Distribution of earnings from unconsolidated entities	4,143	7,461
Other	1,332	7,758
Changes in assets and liabilities:
Increase in real estate	(274,052)	(979,254)
Increase in deposits on real estate under option or contract	(5,708)	(81,354)
(Increase)/decrease in receivables, prepaids and other assets	(55,265)	39,776
Decrease in accounts payable and accrued liabilities	(92,370)	(41,933)
Decrease in home sale deposits	(11,300)	(16,092)
Net cash provided by/(used in) operating activities	118,288	(227,576)
Cash flows from investing activities:
Investments in unconsolidated entities	(32,728)	(18,545)
Distributions of capital from unconsolidated entities	500	2,867
Purchases of property and equipment	(25,722)	(28,658)
Proceeds from sales of property and equipment	251	262
Maturities/sales of investments and securities	1,750	750
Payments to purchase investments and securities	(1,750)	(750)
Net cash used in investing activities	(57,699)	(44,074)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(13,005)	(8,933)
Repayment of senior notes	—	(250,695)
Proceeds from issuance of senior and convertible senior notes	497,195	575,000
Payment of debt issuance costs	(5,106)	(17,082)
Purchase of capped calls related to issuance of convertible senior notes	—	(61,790)
Dividends paid	(121,072)	(108,590)
Repurchase of shares	(294,999)	(125,932)
Net cash provided by financing activities	63,013	1,978
Net increase/(decrease) in cash and cash equivalents	123,602	(269,672)
Cash and cash equivalents, beginning of period	651,555	921,227
Cash and cash equivalents, end of period	$775,157	$651,555

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Effective January 1, 2025, the Tennessee homebuilding operating segment has been reclassified from the East reporting segment to the Central reporting segment for the purpose of making operational and resource decisions and assessing financial performance. Prior period balances have been retroactively adjusted to reflect this reclassification. Our three reportable homebuilding segments are as follows:

•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina

	Three months ended December 31,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	775	$379,933	1,027	$490,898
Central Region	1,443	499,643	1,444	518,732
East Region	1,537	526,873	1,573	586,298
Total	3,755	$1,406,449	4,044	$1,595,928

Homes Ordered:
West Region	610	$303,063	864	$425,038
Central Region	1,288	443,984	1,207	437,319
East Region	1,326	459,095	1,233	458,090
Total	3,224	$1,206,142	3,304	$1,320,447

	Twelve months ended December 31,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	3,821	$1,829,432	4,526	$2,223,876
Central Region	5,264	1,835,691	5,525	2,015,621
East Region	5,941	2,098,474	5,560	2,102,049
Total	15,026	$5,763,597	15,611	$6,341,546

Homes Ordered:
West Region	3,571	$1,753,922	4,215	$2,084,168
Central Region	5,240	1,877,109	5,165	1,893,202
East Region	5,839	2,095,815	5,226	1,973,338
Total	14,650	$5,726,846	14,606	$5,950,708

	At December 31,
	2025		2024
	Homes	Value	Homes	Value
Order Backlog:
West Region	185	$91,937	435	$214,360
Central Region	457	165,002	481	177,516
East Region	526	183,623	628	237,673
Total	1,168	$440,562	1,544	$629,549

	Three months ended December 31,				Twelve Months Ended December 31,
	2025		2024		2025		2024
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	83	84.0	91	88.5	83	85.8	91	84.6
Central Region	112	104.5	90	86.5	112	93.2	90	91.2
East Region	141	146.5	111	110.0	141	133.8	111	104.6
Total	336	335.0	292	285.0	336	312.8	292	280.4

Meritage Homes Corporation and Subsidiaries
Supplemental and Non-GAAP information
(Unaudited)

Supplemental Information (In thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Depreciation and amortization	$6,682	$6,601	$25,285	$25,959

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$71,201	$53,732	$53,678	$54,516
Interest incurred	19,991	12,713	74,750	52,717
Interest expensed	—	—	—	—
Interest amortized to cost of home and land closings	(14,128)	(12,767)	(51,364)	(53,555)
Capitalized interest, end of period	$77,064	$53,678	$77,064	$53,678

Reconciliation of Non-GAAP Information (In thousands):
This press release includes comments and discussion about our operating results that reflect certain adjustments, including to home closing gross profit, home closing gross margin, earnings before income taxes, net earnings, diluted earnings per common share, and debt-to-capital ratios. These adjusted results are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing our company with other companies in the homebuilding and other industries to the extent they provide similar information. We encourage investors to understand the methods used by other companies to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

Home Closing Gross Profit and Home Closing Gross Margin
	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Home closing gross profit	$232,257	$369,814	$1,136,192	$1,579,843
Home closing gross margin	16.5%	23.2%	19.7%	24.9%

Add: Real estate-related impairments	7,839	—	16,532	—
Add: Write-off of terminated land deals	27,945	2,771	39,382	6,702
Add: Severance expense	3,182	—	4,297	—
Adjusted home closing gross profit	$271,223	$372,585	$1,196,403	$1,586,545
Adjusted home closing gross margin	19.3%	23.3%	20.8%	25.0%

Earnings before income taxes, Net earnings and Diluted earnings per common share
	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Earnings before income taxes	$103,133	$221,562	$584,600	$1,002,870

Add: Real estate-related impairments	9,314	—	18,606	—
Add: Write-off of terminated land deals	27,945	2,771	39,382	6,702
Add: Severance expense	5,719	—	8,415	—
Adjusted earnings before income taxes	146,111	224,333	651,003	1,009,572
Incremental tax rate	24.6%	24.4%	24.6%	24.5%
Adjusted provision for income tax	(29,679)	(49,590)	(147,929)	(218,323)
Adjusted net earnings	$116,432	$174,743	$503,074	$791,249

Diluted earnings per common share	$1.20	$2.36	$6.35	$10.72
Adjusted diluted earnings per common share	$1.67	$2.39	$7.05	$10.79

Debt-to-Capital Ratios
	December 31, 2025	December 31, 2024
Senior and convertible senior notes, net, loans payable and other borrowings	$1,829,054	$1,335,878
Stockholders' equity	5,195,643	5,141,573
Total capital	$7,024,697	$6,477,451
Debt-to-capital	26.0%	20.6%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,829,054	$1,335,878
Less: cash and cash equivalents	(775,157)	(651,555)
Net debt	$1,053,897	$684,323
Stockholders’ equity	5,195,643	5,141,573
Total net capital	$6,249,540	$5,825,896
Net debt-to-capital (1)	16.9%	11.7%
(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

ABOUT MERITAGE HOMES CORPORATION
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2024. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered over 210,000 homes in its 40-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our ability to increase market share and our full year 2026 projected share repurchases, home closing volume and home closing revenue.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; shortages in the availability and cost of subcontract labor; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2024 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.